Exhibit 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Enterprise Reports Record Results for Second Quarter 2008

Houston, Texas (Thursday, July 24, 2008) – Enterprise Products Partners L.P.  (NYSE: “EPD”) today announced its financial results for the three and six months ended June 30, 2008.  The partnership reported an 85 percent increase in net income to $263 million, or $0.52 per unit on a fully diluted basis, for the second quarter of 2008 compared to net income of $142 million, or $0.26 per unit on a fully diluted basis, for the second quarter of 2007.

Distributable cash flow increased 18 percent to $347 million in the second quarter of 2008 from $294 million in the same quarter of 2007.  Excluding gains and losses associated with activities to manage interest rate risk for both periods, distributable cash flow increased 49 percent to $375 million for the second quarter of 2008 compared to $251 million for the second quarter of last year.  On July 16, 2008, the board of directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate to $0.515 per unit with respect to the second quarter of 2008.  This represents a 6.7 percent increase over the $0.4825 per unit rate that was paid with respect to the second quarter of last year.  Distributable cash flow for the second quarter of 2008 provided 1.4 times coverage of the cash distribution to be paid to limited partners.  The partnership retained approximately $86 million of distributable cash flow during the second quarter of 2008 bringing the total amount of distributable cash flow retained for 2008 to $212 million.  This cash is available to reinvest in growth capital projects, to reduce debt and to limit the need to issue additional equity.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.

“Enterprise posted another exceptional quarter,” said Michael A. Creel, president and chief executive officer of Enterprise.  “The second quarter highlights the benefits of our large and diversified asset position across the midstream energy value chain.  We had strong demand for our services from both producers and consumers of natural gas, NGLs and crude oil.  Cash flow and volume contributions from new assets and expansions as well as solid year-over-year performance from other assets resulted in record gross operating margin, EBITDA and net income.  Enterprise’s pipeline assets transported in excess of 2 million barrels per day of NGLs, crude oil and petrochemicals and 8.5 trillion Btus per day of natural gas for the third consecutive quarter.”

“Each of our business segments reported increases in gross operating margin which generated a 43 percent increase in total gross operating margin for the second quarter to a record $534 million compared to the second quarter of last year.  This growth was primarily driven by our natural gas processing and pipeline assets and our NGL pipeline assets.  Most notable about the strength of the second quarter and underscoring the benefits of our geographic and business diversification was the fact that second quarter 2008 gross operating margin exceeded that of the first quarter of 2008 by $12 million despite downtime and repair expense associated with our Independence project and Pioneer natural gas processing plant, which downtime and repairs resulted in a $52 million decrease in gross operating margin for the second quarter.  Repairs to Independence were completed in June and to Pioneer in April and both facilities have returned to normal operations,” stated Creel.

“During the second half of 2008, three large capital growth projects are scheduled to be completed: the expansion of our Meeker natural gas processing plant and the completion of the Exxon central treating facility in the growing Piceance basin and the Sherman Extension expansion to our Texas Intrastate natural gas pipeline system serving the prolific Barnett Shale area.  We retained approximately 25 percent of our distributable cash flow during the second quarter of 2008 to manage our financial flexibility as we execute our capital growth program.  We balanced this retention of cash with increasing the cash distribution rate to our limited partners by 6.7 percent over the second quarter of last year,” said Creel.

Revenue for the second quarter of 2008 increased 50 percent to a record $6.3 billion from $4.2 billion in the same quarter of 2007.  Gross operating margin increased to a record $534 million for the second quarter of this year from $373 million for the second quarter of last year.  Operating income was $374 million for the second quarter of 2008, a 75 percent increase over the $215 million of operating income for the same quarter of 2007.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2008 increased 51 percent to a record $506 million from $335 million for the second quarter of 2007.  Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measures.

Review of Segment Performance for the Second Quarter of 2008

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines and Services segment increased 52 percent to $318 million for the second quarter of 2008 compared to $209 million for the same quarter of 2007.  The second quarter of 2007 included $20 million of proceeds from recoveries under business interruption insurance.

Enterprise’s natural gas processing business recorded gross operating margin of $196 million for the second quarter of 2008, a 92 percent increase from $102 million in the second quarter of 2007, excluding $13 million of recoveries from business interruption insurance in 2007.  This business benefited from strong natural gas processing margins and increases in volumes from both the addition of two new natural gas processing plants as well as performance from the partnership’s existing South Texas and Chaco plants.  Approximately $74 million of this increase was attributable to the results of the Meeker and Pioneer natural gas processing plants that began operations in the fourth quarter of 2007 and first quarter of 2008, respectively.  Pioneer was out of service for approximately 24 days during the second quarter of 2008 for repairs.  This downtime reduced gross operating margin for the facility by approximately $9 million.  Equity NGL production, the NGLs that Enterprise earns and takes title to as a result of providing processing services, increased 66 percent to 111 thousand barrels per day (“MBPD”) for the second quarter of 2008 from 67 MBPD for the same quarter in 2007.  This increase was largely due to equity NGL production associated with the Meeker and Pioneer plants.  Natural gas volumes processed under fee-based contracts increased 13 percent to approximately 2.7 billion cubic feet per day (“Bcfd”) this quarter from 2.4 Bcfd in the second quarter of 2007.

Gross operating margin from the partnership’s NGL pipeline and storage business increased 42 percent to $94 million in the second quarter of 2008 compared to $66 million in the second quarter of 2007, excluding $2 million of recoveries from business interruption insurance in 2007.  This increase was primarily attributable to a $29 million increase in gross operating margin from the Mid-America and Seminole pipelines generated by a 114 MBPD increase in NGL volumes and benefits from certain acquisition-related settlements.  Total volumes associated with the NGL pipeline and storage business for the second quarter of 2008 were 1.8 million barrels per day compared to 1.7 million barrels per day for the same quarter last year.

Gross operating margin from Enterprise’s NGL fractionation business was $27 million in the second quarter of 2008 versus $21 million reported for the same quarter of 2007, excluding $5 million of recoveries from business interruption insurance in 2007.  Gross operating margin and volumes for this business were higher because of the addition of the Hobbs fractionator and partially offset by a decrease in gross operating margin due to lower volumes at the partnership’s Norco fractionator.  NGL fractionation volumes for the second quarter of this year increased 21 percent or 77 MBPD, to 447 MBPD from 370 MBPD recorded in the second quarter of last year.  The volume increase was principally due to the addition of the Hobbs fractionator that went into service during the third quarter of 2007 and associated volumes of 78 MBPD for the second quarter of 2008.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines and Services segment reported a 48 percent increase in gross operating margin to $123 million for the second quarter of 2008 compared to $83 million for the second quarter of last year.

Gross operating margin for the partnership’s onshore natural gas pipeline business increased 49 percent to $115 million for the second quarter of this year from $77 million reported for the second quarter of 2007.  The San Juan system reported an $18 million increase in gross operating margin on higher revenues from transportation fees indexed to natural gas prices and from NGL and condensate sales.  The Texas Intrastate natural gas pipeline system reported a $9 million increase in gross operating margin from a 0.5 trillion British thermal units per day (“TBtud”) increase in volume and from higher average transportation and reservation fees.  The Acadian Gas and Jonah Gas Gathering pipeline systems reported increases in gross operating margin of $5 million and $4 million, respectively.  Total onshore natural gas transportation volumes increased 17 percent to a record 7.4 TBtud for the second quarter of 2008 versus 6.3 TBtud in the same quarter of 2007.

Gross operating margin from the partnership’s natural gas storage business was $8 million for the second quarter of 2008 compared to $6 million for the same quarter in 2007.  This increase was primarily attributable to Petal, which benefited from new storage capacity being placed into service in the third quarter of 2007.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines and Services segment increased to $35 million in the second quarter of 2008 from $31 million in the same quarter of 2007.  The Independence project reported gross operating margin of $12 million.  The Independence project’s gross operating margin for the second quarter of 2008 was adversely impacted by approximately $14 million for expenses and $29 million for reduced revenues as a result of 66 days of either downtime or operating at significantly lower volumes while repairs were being made to a flange at the top of the pipeline’s flexjoint.  Operations at the platform and pipeline were suspended from April 8 and resumed at lower rates on June 3 before resuming normal rates on June 14, 2008.  Gross operating margin for the second quarter of 2007 included $1 million of proceeds from business interruption insurance.

The offshore platform services business reported gross operating margin of $32 million for the second quarter of 2008 compared to $27 million for the same quarter of 2007.  The Independence Hub platform reported a $6 million increase in gross operating margin to $19 million.  Contributions from the Independence Hub were partially offset by a $2 million decrease from the Falcon platform on lower demand revenues due to the expiration of the period that demand fees were applicable.  For the second quarter of 2008, Enterprise’s offshore platform natural gas processing volume increased 87 percent to 353 million cubic feet per day while crude oil processing volumes decreased 22 percent to 22 MBPD compared to the same quarter last year.

Gross operating margin from Enterprise’s offshore natural gas pipeline business decreased $15 million to a loss of $11 million for the second quarter of this year compared to a positive $4 million in the second quarter of 2007, excluding $1 million of recoveries from business interruption insurance in 2007.  This loss was largely due to downtime at the Independence Trail pipeline including $14 million of repair expense.  The Viosca Knoll, Phoenix and Neptune systems reported lower gross operating margin due to producers shutting in wells for workovers and pipeline repairs.  Transportation volumes for the offshore natural gas pipeline business were 1.2 TBtud in the second quarter of 2008 compared to 1.3 TBtud in the same quarter of 2007.

Enterprise’s offshore oil pipeline business recorded gross operating margin of $15 million for the second quarter of 2008 compared to a loss of $1 million for the second quarter of 2007.  This increase is primarily due to Enterprise’s 50 percent ownership interest in the Cameron Highway Oil Pipeline system, which benefited from a 119 percent increase in transportation volumes and the retirement of project finance debt in the second quarter of 2007.  Cameron Highway reported net transportation volumes of 97 MBPD for the second quarter of 2008 compared to 45 MBPD for the same period last year.  Overall, offshore oil pipeline transportation volumes for the second quarter of 2008 increased 23 percent to 216 MBPD from 175 MBPD for the same quarter of 2007.

Petrochemical Services – Gross operating margin for the Petrochemical Services segment increased 16 percent to $58 million in the second quarter of 2008 from $50 million in the same quarter of 2007.

Enterprise’s butane isomerization business reported a 41 percent increase in gross operating margin to $31 million in the second quarter of 2008 compared to $22 million in the same period last year on continuing strong demand for high-purity isobutane and higher revenues from sales of NGL by-products.  Butane isomerization volumes were 89 MBPD for both the second quarter of 2008 and the second quarter of 2007.

The partnership’s propylene fractionation and petrochemical pipeline business earned $18 million of gross operating margin during the second quarter of 2008 versus $14 million in the same quarter of 2007.  This increase was primarily due to higher propylene fractionation and transportation volumes.  Propylene fractionation volumes were 61 MBPD for the second quarter of 2008 compared to 55 MBPD for the same quarter of last year.  Petrochemical pipeline transportation volumes were 119 MBPD during the second quarter of 2008 compared to 103 MBPD in the second quarter of 2007.

Enterprise’s octane enhancement business reported gross operating margin of $9 million in the second quarter of 2008 compared to $14 million in the second quarter of 2007.  Octane enhancement production was 11 MBPD for the second quarter of 2008 compared to 10 MBPD for the second quarter of last year.

Capitalization – Total debt principal outstanding at June 30, 2008 was approximately $7.7 billion, including $1.25 billion of junior subordinated notes to which the debt rating agencies ascribe, on average, approximately 58 percent equity content.  Enterprise’s consolidated debt also included $208 million of debt of Duncan Energy Partners L.P. (“DEP”) for which Enterprise does not have the payment obligation.  Enterprise had total liquidity of approximately $1.3 billion at June 30, 2008, which included availability under the partnership’s $1.75 billion, five-year credit facility and unrestricted cash.

Total capital spending in the second quarter of 2008, net of contributions in aid of construction, was approximately $468 million.  This includes $44 million of sustaining capital expenditures and $22 million of investments in unconsolidated affiliates.

Interest expense for the second quarter of 2008 was $96 million on an average debt balance of $7.6 billion compared to interest expense of $71 million in the second quarter of 2007 which had an average debt balance of $5.9 billion.  The increase in the average debt balance between the two periods was primarily due to debt incurred to fund the partnership’s capital investment program.

Today, Enterprise will host a conference call to discuss second quarter earnings.  The call will be broadcast live over the Internet at 9 a.m. Central Daylight Time and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, EBITDA and distributable cash flow.   The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.   The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative costs.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges.   Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin.   Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis.   Many of these businesses perform supporting or complementary roles to our other business operations.

EBITDA.  We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization and accretion expense.  EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.   The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.

Distributable cash flow.  We define distributable cash flow as net income or loss before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets or return of investment from unconsolidated affiliates; (7) gains or losses on monetization of financial instruments less related amortization of such amount to earnings, if any; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger; (9) minority interest expense associated with the public unitholders of DEP less related distributions to be paid to such holders with respect to the period of calculation; (10) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period; and (11) the subtraction of cash expenditures for asset abandonment activities. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners.  Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder).   The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships with an enterprise value of approximately $20 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals.  Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 35,000 miles of onshore and offshore pipelines.  Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical transportation and services.  For more information, visit Enterprise on the web at www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise.  When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements.  Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected.  Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of our debt level on its future financial and operating flexibility;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of its credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	the failure to successfully integrate our operations with companies we may acquire in the future, if any.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:                      Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812, www.epplp.com
       Rick Rainey, Director, Media Relations, (713) 381-3635

###

Enterprise Products Partners L.P.				Exhibit A
Condensed Statement of Consolidated Operations - UNAUDITED
For the Three and Six Months Ended June 30, 2008 and 2007
($ in 000s, except per unit amounts)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenue	$6,339,615	$4,212,806	$12,024,150	$7,535,660
Costs and expenses:
Operating costs and expenses	5,959,938	3,960,672	11,271,128	7,085,151
General and administrative costs	23,976	31,361	45,181	47,991
Total costs and expenses	5,983,914	3,992,033	11,316,309	7,133,142
Equity in earnings of unconsolidated affiliates	18,569	(6,211)	33,161	(32)
Operating income	374,270	214,562	741,002	402,486
Other income (expense):
Interest expense	(95,809)	(71,275)	(187,755)	(134,633)
Other, net	671	2,747	1,562	4,675
Total other expense	(95,138)	(68,528)	(186,193)	(129,958)
Income before provision for income taxes and minority interest	279,132	146,034	554,809	272,528
Provision for income taxes	(6,926)	1,860	(10,583)	(6,928)
Income before minority interest	272,206	147,894	544,226	265,600
Minority interest	(8,936)	(5,740)	(21,347)	(11,401)
Net income	$263,270	$142,154	$522,879	$254,199

Net income allocation:
Limited partners’ interest in net income	$227,707	$113,527	$452,869	$198,576
General partner interest in net income	$35,563	$28,627	$70,010	$55,623
Per unit data (fully diluted):
Net income per unit (1)	$0.52	$0.26	$1.03	$0.46
Average LP units outstanding (in 000s)	436,852	434,127	436,400	433,701
Other financial data:
Net cash flows provided by operating activities	$431,643	$131,298	$696,708	$552,049
Cash used in investing activities	$463,479	$772,266	$1,032,048	$1,387,187
Net Cash provided (used in) by financing activities	$(9,410)	$645,146	$320,202	$876,272
Distributable cash flow	$347,329	$293,526	$730,094	$515,511
EBITDA	$505,551	$335,392	$996,609	$640,672
Depreciation, amortization and accretion	$138,304	$123,892	$274,280	$245,113
Distributions received from unconsolidated affiliates	$27,434	$18,079	$56,010	$35,026
Total debt principal outstanding at end of period	$7,749,500	$6,313,949	$7,749,500	$6,313,949

Capital spending:
Capital expenditures, net of contributions in aid of
construction costs, for property, plant and equipment	$446,549	$505,803	$1,063,812	$1,080,693
Cash used for business combinations,
net of cash received	--	473	1	785
Investments in unconsolidated affiliates	21,720	255,625	29,152	294,598
Total	$468,269	$761,901	$1,092,965	$1,376,076

(1)  For purposes of computing basic and diluted earnings per unit, in periods when our aggregate net income exceeds the aggregate distributions for such periods, an increased amount of earnings is allocated to EPGP in applying Emerging Issues Task Force Issue (“EITF’) No. 03-6, "Participating Securities and the Two-Class Method under FASB Statement No. 128" ("EITF 03-6"). Historically, our distributions to owners have exceeded earnings and as a result EITF 03-6 had no effect on our earnings per unit calculations. Pro forma net income available to our limited partners’ for the three and six months ended June 30, 2008 was $226,264 and $449,696, respectively. Pro forma net income available to our general partner for the three and six months ended June 30, 2008 was $37,006 and $73,183, respectively. Additional earnings allocated to our general partner for earnings per unit calculations were $1,443 and $3,173, respectively, for the three and six months ended June 30, 2008.

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data - UNAUDITED
For the Three and Six Months Ended June 30, 2008 and 2007
($ in 000s)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Gross operating margin by segment:
NGL Pipelines & Services	$317,649	$208,805	$607,391	$399,499
Onshore Natural Gas Pipelines & Services	123,172	83,163	233,077	159,678
Offshore Pipelines & Services	35,317	31,046	116,888	50,753
Petrochemical Services	58,219	50,334	99,222	87,917
Total non-GAAP gross operating margin	$534,357	$373,348	$1,056,578	$697,847
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(136,262)	(121,161)	(270,184)	(240,653)
Operating lease expense paid by EPCO in operating
costs and expenses	(526)	(527)	(1,053)	(1,053)
Gain (loss) on sale of assets in operating costs and expenses	677	(5,737)	842	(5,664)
General and administrative costs	(23,976)	(31,361)	(45,181)	(47,991)
Operating income per GAAP	$374,270	$214,562	$741,002	$402,486

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,776	1,696	1,803	1,652
NGL fractionation volumes (MBPD)	447	370	435	361
Equity NGL production (MBPD)	111	67	107	68
Fee-based natural gas processing (MMcf/d)	2,677	2,405	2,673	2,403
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	7,381	6,325	7,181	6,206
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,170	1,314	1,553	1,348
Crude oil transportation volumes (MBPD)	216	175	211	164
Platform gas processing (MMcf/d)	353	188	591	175
Platform oil processing (MBPD)	22	28	21	24
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	89	89	92	92
Propylene fractionation volumes (MBPD)	61	55	60	58
Octane additive production volumes (MBPD)	11	10	9	8
Petrochemical transportation volumes (MBPD)	119	103	117	102
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	2,111	1,974	2,131	1,918
Natural gas transportation volumes (BBtus/d)	8,551	7,639	8,734	7,554
Equivalent transportation volumes (MBPD) (2)	4,361	3,984	4,429	3,906

(1)  Operating rates are net of third party ownership interests and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)  Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three and Six Months Ended June 30, 2008 and 2007
($ in 000s)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Reconciliation of non-GAAP "Distributable cash flow" to GAAP "Net income" and GAAP "Net cash flows provided by operating activities"
Net income	$263,270	$142,154	$522,879	$254,199
Adjustments to derive Distributable cash flow
(add or subtract as indicated by sign of number):
Amortization in interest expense	(1,242)	69	(1,112)	201
Depreciation, amortization and accretion in costs and expenses	139,546	123,823	275,392	244,912
Operating lease expense paid by EPCO	526	527	1,053	1,053
Deferred income tax expense	3,442	2,492	2,529	4,088
Monetization of interest rate hedging financial instruments	(28,395)	42,269	(22,144)	42,269
Amortization of net gains related to monetization of financial instruments	(1,593)	(1,056)	(3,183)	(2,021)
Equity in earnings of unconsolidated affiliates	(18,569)	6,211	(33,161)	32
Distributions received from unconsolidated affiliates	27,434	18,079	56,010	35,026
Loss (gain) on sale of assets	(687)	5,737	(852)	5,664
Proceeds from sale of assets	395	924	514	1,015
Sustaining capital expenditures	(43,631)	(47,600)	(68,643)	(73,111)
Changes in fair market value of financial instruments	8,918	(406)	9,580	(302)
Minority interest expense – DEP public unitholders	4,766	3,283	9,119	6,114
Distribution to be paid to DEP public unitholders with respect to period	(6,279)	(5,980)	(12,409)	(9,628)
Cash expenditures for asset abandonment activities	(572)	--	(5,478)	--
El Paso transition support payments	--	3,000	--	6,000
Distributable cash flow	347,329	293,526	730,094	515,511
Adjustments to Distributable cash flow to derive Net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Monetization of interest rate hedging financial instruments	28,395	(42,269)	22,144	(42,269)
Amortization of net gains related to monetization of financial instruments	1,593	1,056	3,183	2,021
Proceeds from sale of assets	(395)	(924)	(514)	(1,015)
Sustaining capital expenditures	43,631	47,600	68,643	73,111
El Paso transition support payments	--	(3,000)	--	(6,000)
Minority interest	8,936	5,740	21,347	11,401
Minority interest expense – DEP public unitholders	(4,766)	(3,283)	(9,119)	(6,114)
Cash expenditures for asset abandonment activities	572	--	5,478	--
Effect of pension settlement recognition	--	--	(114)	--
Distribution to be paid to DEP public unitholders with respect to period	6,279	5,980	12,409	9,628
Net effect of changes in operating accounts	69	(173,128)	(156,843)	(4,225)
Net cash flows provided by operating activities	$431,643	$131,298	$696,708	$552,049

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three and Six Months Ended June 30, 2008 and 2007
($ in 000s)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Reconciliation of non-GAAP "EBITDA" to GAAP "Net income" and
GAAP "Net cash flows provided by operating activities"
Net income	$263,270	$142,154	$522,879	$254,199
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	95,809	71,275	187,755	134,633
Provision for income taxes	6,926	(1,860)	10,583	6,928
Depreciation, amortization and accretion in costs and expenses	139,546	123,823	275,392	244,912
EBITDA	505,551	335,392	996,609	640,672
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense	(95,809)	(71,275)	(187,755)	(134,633)
Provision for income taxes	(6,926)	1,860	(10,583)	(6,928)
Equity in earnings of unconsolidated affiliates	(18,569)	6,211	(33,161)	32
Amortization in interest expense	(1,242)	69	(1,112)	201
Deferred income tax expense	3,442	2,492	2,529	4,088
Distributions received from unconsolidated affiliates	27,434	18,079	56,010	35,026
Operating lease expense paid by EPCO	526	527	1,053	1,053
Minority interest	8,936	5,740	21,347	11,401
Loss (gain) on sale of assets	(687)	5,737	(852)	5,664
Changes in fair market value of financial instruments	8,918	(406)	9,580	(302)
Effect of pension settlement recognition	--	--	(114)	--
Net effect of changes in operating accounts	69	(173,128)	(156,843)	(4,225)
Net cash flows provided by operating activities	$431,643	$131,298	$696,708	$552,049